UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 24, 2011
Apollo Group, Inc.
(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona	85040

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 966-5394
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
     On March 24, 2011, Apollo Group, Inc. (“Apollo”), through its wholly-owned limited liability company subsidiaries, Riverpoint Lots 1/3/5, LLC and Riverpoint Lot 2, LLC, entered into a Purchase Agreement with Cole OF Phoenix AZ to sell Apollo’s principal office complex in Phoenix, Arizona for $170 million. The complex is composed of three mid-rise office buildings, two parking facilities and the related land and contains approximately 600,000 square feet of office space. Apollo simultaneously entered into a Commercial Lease with Cole OF Phoenix AZ to lease back the office complex for an initial term of 20 years, with four five-year renewal options. The initial annual rental under the lease is $12 million, which is increased 2% per year until the end of the initial lease term. Apollo expects to generate a gain on the sale of approximately $28 million, which will be deferred and recognized over the initial lease term.
     The Purchase Agreement and Commercial Lease are filed as exhibits to this Form 8-K, and the foregoing description is qualified in its entirety by reference to the terms of these agreements as filed.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are provided herewith:

Exhibit Number	Description
10.1	Purchase Agreement among Riverpoint Lots 1/3/5 LLC, Riverpoint Lot 2, LLC, Cole OF Phoenix AZ, LLC and First American Title Insurance Company dated March 24, 2011.
10.2	Commercial Lease between Cole OF Phoenix AZ, LLC and Apollo Group, Inc. dated March 24, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
March 24, 2011	By:	/s/ Brian L. Swartz
		Name:	Brian L. Swartz
		Title:	Senior Vice President, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Purchase Agreement among Riverpoint Lots 1/3/5 LLC, Riverpoint Lot 2, LLC, Cole OF Phoenix AZ, LLC and First American Title Insurance Company dated March 24, 2011.
10.2	Commercial Lease between Cole OF Phoenix AZ, LLC and Apollo Group, Inc. dated March 24, 2011.